Exhibit 10.3

Execution Copy

[***]

Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

SHARE PURCHASE AGREEMENT

BETWEEN

2119694 ALBERTA INC.

– and –

SUNDIAL GROWERS INC.

– and –

KAMCAN PRODUCTS INC.

– and –

2011296 ALBERTA INC.

– and –

SPROUT TECHNOLOGIES INC.

JUNE 1, 2018

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6.1	Conditions for the Benefit of the Buyer	13
6.2	Waiver or Termination by the Buyer	14
6.3	Conditions for the Benefit of the Seller	15
6.4	Waiver or Termination by the Seller	16
6.5	Conditions Precedent—No Action to Restrain	16

ARTICLE 7 SURVIVAL AND INDEMNIFICATION		17

7.1	Survival of Covenants and Representations and Warranties	17
7.2	Survival Following Termination	17
7.3	Mutual Indemnifications for Breaches of Warranty, etc.	17
7.4	Limitation on Mutual Indemnification	17
7.5	Additional Seller’s Indemnity	18
7.6	Additional Buyer’s Indemnity	18
7.7	Notice of Claim	18
7.8	Time Limits for Notice	18
7.9	Remoteness and Mitigation	19
7.10	Third Party Indemnification	19

ARTICLE 8 CLOSING ARRANGEMENTS		19

8.1	Closing	19
8.2	Closing Arrangements	20

ARTICLE 9 GENERAL		20

9.1	Time of Essence	20
9.2	Notices	20
9.3	Severability	22
9.4	Submission to Jurisdiction	22
9.5	Amendment and Waiver	22
9.6	Expenses	23
9.7	Further Assurances	23
9.8	No Assignment and Enurement	23
9.9	Payment and Currency	23
9.10	Counterparts and Electronic Delivery	23
9.11	Electronic Delivery	24
9.12	No Broker	24
9.13	No Contra Proferentem	24
9.14	Acknowledgement	24
9.15	Language	24

-ii-

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated as of June 1, 2018

B E T W E E N :

2119694 ALBERTA INC., a corporation incorporated under the laws of the Province of Alberta

(the “Seller”)

- and -

SUNDIAL GROWERS INC., a corporation existing under the laws of the Province of Alberta

(the “Buyer”)

- and -

KAMCAN PRODUCTS INC., a corporation existing under the laws of the Province of British Columbia (“Kamcan”)

- and -

2011296 ALBERTA INC., a corporation existing under the laws of the Province of Alberta (“2011296”)

- and -

SPROUT TECHNOLOGIES INC., a corporation existing under the laws of the Province of Alberta (“Sprout”)

(Kamcan, 2011296 and Sprout, collectively, the “Guarantor”)

CONTEXT:

A.	Sundial Growers Inc. (the “Corporation”) is a corporation existing under the laws of the Province of Alberta.

B.	The Seller will be the owner of 6,134,391 common voting shares in the capital of the Corporation on or prior to the Initial Closing Date (the “Purchased Shares”).

C.	The Seller wants to sell to the Buyer and the Buyer wants to purchase from the Seller the Purchased Shares.

D.	The Guarantor agrees to guarantee (the “Guarantee”) all of the obligations of the Buyer hereunder on a joint and several basis until all of the Purchased Shares have been purchased by Buyer.

THEREFORE, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement in addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:

1.1.1	“ACMPR” means Access to Cannabis for Medical Purposes Regulations (SOR/2016-230), as amended from time to time.

1.1.2	“Acceleration Date” is defined in Section 2.3.3.

1.1.3	“Agreement” means this agreement, including all Schedules and Exhibits, as it may be confirmed, amended, modified, supplemented or restated by written agreement between the Parties.

1.1.4

“Books and Records” means all books, ledgers, files, lists, reports, plans, logs, deeds, surveys, correspondence, operating records, tax returns and other data and information, including all data and information stored on computer-related or other electronic media, maintained in connection with the Business and the Corporation.

1.1.5	“Business” means the business of cannabis production and distribution, carried on by the Corporation under Health Canada ACMPR approval.

1.1.6

“Business Day” means any day excluding a Saturday, Sunday or statutory holiday in the Provinces of Alberta, and also excluding any day on which the principal chartered banks located in the City of Calgary are not open for business during normal banking hours.

1.1.7	“Buyer” is defined in the recital of the Parties above.

1.1.8	“Closings” means the tranches of completion of the sale to, and purchase by, the Buyer of the Purchased Shares pursuant to this Agreement.

1.1.9	“Closing Dates” means, collectively:

1.1.9.1	the Initial Closing Date for 1,000,000 Purchased Shares;

1.1.9.2	on or prior to November 25, 2018 for 2,567,195 Purchased Shares; and

1.1.9.3	the Final Closing Date for all remaining Purchased Shares, being 2,567,196 Purchased Shares; or

any other date that the Parties may agree is the date upon which the Closing will take place.

1.1.10	“Closing Time” means 10:00 a.m. (Calgary time) on the applicable Closing Date or any other time on the applicable Closing Date as may be agreed by the Parties.

1.1.11	“Communication” means any notice, demand, request, consent, approval or other communication which is required or permitted by this Agreement to be given or made by a Party.

1.1.12	“Corporation” is defined in the “Context” above.

1.1.13	“D&O Insurance” is defined in Section 5.5.2.

1.1.14	“Encumbrance” means any security interest, mortgage, charge, pledge, hypothec, lien, encumbrance, restriction, option, adverse claim, right of others or other encumbrance of any kind.

1.1.15	“Governmental Authority” means:

1.1.15.1

any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and

1.1.15.2	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

1.1.16	“Guarantee” is defined in the “Context” above.

1.1.17	“Guarantee Agreement” is defined in Section 2.3.4.

1.1.18	“Guarantor” is defined in the recital of the Parties above.

1.1.19	“Indemnified Party” means the Party or other indemnified Person entitled to make a claim for indemnification under any provision of Article 7.

1.1.20	“Indemnifying Party” means the Party providing indemnification under any provision of Article 7.

1.1.21	“Indemnity Claim” is defined in Section 7.7.

1.1.22	“Indemnity Notice” is defined in Section 7.7.

1.1.23	“Initial Closing” means the purchase by the Buyer and the sale by the Seller of 1,000,000 Purchased Shares in consideration of $2,700,000.

1.1.24	“Initial Closing Date” means June 22, 2018.

1.1.25

“In-Kind-Payment” means cannabis product produced by the Buyer, in same quality and grade as produced by the Buyer in ordinary course, at a conversion price of $2.95 of the Purchase Price per gram of such cannabis product.

1.1.26	“ITA” means the Income Tax Act (Canada).

1.1.27	“Licensed Producer” means a Person with a valid and current license issued by Health Canada under the Access to Cannabis for Medical Purposes Regulations (SOR/2016-230), as amended from time to time.

1.1.28

“Loss” means any loss, liability, damage, cost, expense, charge, fine, penalty or assessment including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, fines, penalties and reasonable professional fees and disbursements, but excluding loss of profits (whether as direct or indirect damages) and punitive, exemplary, indirect, special and consequential damages.

1.1.29

“Material Adverse Effect” means a material adverse effect on the Business or financial position, condition, assets or properties of the Corporation, the knowledge of which would persuade the applicable Party, acting reasonably, that the value of the Purchased Shares is lower than the Purchase Price.

1.1.30	“Material Contract” means a contract that:

1.1.30.1	involves or may result in the payment of money or money’s worth by or to the Corporation in an amount in excess of $100,000;

1.1.30.2	has an unexpired term of more than 2 years (including renewals);

1.1.30.3	cannot be terminated by the Corporation without penalty upon less than 30 days’ notice; or

1.1.30.4	the termination of which, or under which the loss of rights, would constitute a Material Adverse Effect.

1.1.31

“On-Loading Product Agreement” means an agreement that provides that if the Corporation enters into an agreement with any Person for the purposes of purchasing cannabis products from such Person, the Buyer shall be obligated to pay to the Seller an amount equal to [***]% of the [***] revenues received by the Corporation from such agreement.

1.1.32	“Parties” means the Seller and the Buyer and the Guarantor, collectively, and “Party” means any one of them.

1.1.33	“Penalty Interest” means penalty interest of 1.0% compounded monthly.

1.1.34

“Permits” means the authorizations, registrations, permits, certificates of approval, approvals, grants, licences, quotas, consents, commitments, rights or privileges (other than those relating to the intellectual property) issued or granted by any Governmental Authority to the Corporation.

1.1.35	“Person” will be broadly interpreted and includes:

1.1.35.1

a natural person, whether acting in his or her own capacity, or in his or her capacity as executor, administrator, estate trustee, trustee or personal or legal representative, and the heirs, executors, administrators, estate trustees, trustees or other personal or legal representatives of a natural person;

1.1.35.2

a corporation or a company of any kind, a partnership of any kind, a sole proprietorship, a trust, a joint venture, an association, an unincorporated association, an unincorporated syndicate, an unincorporated organization or any other association, organization or entity of any kind; and

1.1.35.3	a Governmental Authority.

1.1.36	“Personal Information” means information about an individual who can be identified by the Person who holds that information.

1.1.37	“Purchase Price” is defined in Section 2.2.

1.1.38	“Purchased Shares” is defined in the “Context” above.

1.1.39	“Second Tranche Maturity Date” means November 25, 2018.

1.1.40

“Second Tranche Promissory Note” means the subordinated, unsecured promissory note in the amount of $6,931,426.50 issued by the Buyer in respect of the purchase of 2,567,195 Purchased Shares on the Acceleration Date, bearing interest at 1.0% compounded monthly beginning on the Second Tranche Maturity Date, if not otherwise redeemed prior to such date, in the form attached hereto as Exhibit 2.3.3.

1.1.41	“Seller” is defined in the recital of the Parties above.

1.1.42	“Seller In-Kind-Payment Election” is defined in Section 2.3.2.1.

1.1.43	“Third Party Claim” is defined in Section 7.7.

1.1.44	“Third Tranche Maturity Date” means March 25, 2019.

1.1.45

“Third Tranche Promissory Note” means the subordinated, unsecured promissory note in the amount of $6,931,429.20 issued by the Buyer in respect of the purchase of the remaining 2,567,196 Purchased Shares on the earlier of the Acceleration Date and the Second Tranche Maturity Date, bearing interest at 1.0% compounded monthly beginning on the Third Tranche Maturity Date, if not otherwise redeemed prior to such date, in the form attached hereto as Exhibit 2.3.1.3.

1.1.46	“Voting Trust Agreement” means the voting trust agreement dated February 2, 2018 between Edward A. Hellard and Stanley J. Swiatek.

1.2	Certain Rules of Interpretation

1.2.1

In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the words “including” or “includes” in this Agreement is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively.

1.2.2

The division of this Agreement into Articles and Sections, the insertion of headings and the inclusion of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.2.3

Wherever in this Agreement reference is made to a calculation to be made in accordance with GAAP, the reference is to Canadian generally accepted accounting principles applicable to publicly accountable enterprises under private enterprises under Part II of the CPA Canada Handbook of the Chartered Professional Accountants of Canada, as amended at any time, applicable as at the date of this Agreement.

1.2.4

References in this Agreement to an Article, Section, Schedule or Exhibit are to be construed as references to an Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified.

1.2.5

Unless otherwise specified, any reference in this Agreement to any statute includes all regulations and subordinate legislation made under or in connection with that statute at any time, and is to be construed as a reference to that statute as amended, modified, restated, supplemented, extended, re-enacted, replaced or superseded at any time.

1.3	Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Alberta and the laws of Canada applicable in that Province.

1.4	Entire Agreement

This Agreement, together with any other agreement or agreements and other documents to be delivered under this Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties or other agreements between the Parties, express or implied, in connection with the subject matter of this Agreement except as specifically set out in this Agreement or in any of the other agreements and documents delivered under this Agreement. No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement or in any of the other agreements and documents delivered under this Agreement.

1.5	Schedules and Exhibits

The following is a list of Exhibits:

Exhibit	Subject Matter

1.1.31	Form of On-Loading Product Agreement

2.3.1.3	Form of Third Tranche Promissory Note

2.3.3.	Form of Second Tranche Promissory Note

2.3.4	Form of Guarantee Agreement

6.1.3.1	Form of Mutual Confidentiality and Non-Disparaging Agreement

6.1.3.3	Form of Amending Agreement to the Voting Trust Agreement

6.1.3.4	Form of Mutual Release

ARTICLE 2

PURCHASE AND SALE

2.1	Agreement of Purchase and Sale

Subject to the terms and conditions of this Agreement, on each Closing Date, the Seller will sell, and the Buyer will purchase, the applicable portion of the Purchased Shares.

2.2	Purchase Price

The aggregate purchase price payable by the Buyer to the Seller for the Purchased Shares (the “Purchase Price”) is $16,562,855.70.

2.3	Payment of Purchase Price

The Buyer will pay and satisfy the Purchase Price at the Closing Time on each of the Closing Dates as follows:

2.3.1

by delivering to the Seller, if applicable, a certified cheque or bank draft, or by effecting a wire transfer of immediately available funds, to an account designated in writing by the Seller, the amounts set out below, on each of the Closing Dates set out below:

2.3.1.1	$2,700,000 on or prior to the Initial Closing Date for 1,000,000 Purchased Shares;

2.3.1.2	subject to Section 2.3.3 below, $6,931,426.50, on or prior to Second Tranche Maturity Date for 2,567,195 Purchased Shares; and

2.3.1.3	by delivering to the Seller the Third Tranche Promissory Note on or prior to the Second Tranche Maturity Date for 2,567,196 Purchased Shares.

2.3.2	In the event that the Buyer is unable to satisfy the Purchase Price as set out in Section 2.3.1 on any of the applicable Closing Dates:

2.3.2.1

the Seller shall have the right, but not an obligation to require that the Buyer make all, or a portion of the Purchase Price that the Buyer cannot satisfy in cash (at the election of the Buyer), by way of an In-Kind-Payment by delivering the In-Kind- Payment to a Licensed Producer elected by the Seller and notified to the Buyer in writing at any time until the overdue portion of the Purchase Price has been satisfied by the Buyer (or the Seller may request that the Buyer hold the In-Kind-Payment in escrow until the Seller can elect a suitable Licensed Producer) (the “Seller In-Kind-Payment Election”);

2.3.2.2

the overdue portion of the Purchase Price in sections 2.3.1.1 and 2.3.1.2 (subject to Section 2.3.3) will immediately begin to bear Penalty Interest until such overdue portion of the Purchase Price has been satisfied in full by the Buyer; and

2.3.2.3

until such overdue portion of the Purchase Price has been satisfied in full, the Seller shall have the right but not an obligation to find a substitutional purchaser, approved by the board of directors of the Corporation for all remaining Purchased Shares. For clarity, the Seller’s attempt to find a substitutional purchaser for the remaining Purchased Shares under this Section 2.3.2.3 shall not relieve the Buyer’s obligation under this Agreement unless the Seller successfully finds and sells the Remaining Shares to such substitutional purchaser.

2.3.3

The Buyer hereby covenants not to issue any common voting shares of the Buyer or securities or rights convertible into common voting shares of the Buyer from the date of this Agreement until after the purchase by the Buyer of 1,000,000 Purchased Shares from the Seller has been completed in accordance with the terms of this Agreement without prior written consent from the Seller. Notwithstanding the foregoing, no prior written consent from the Seller will be required if the issuance of any common voting shares of the Buyer, provided that following the issuance of such common voting shares of the Buyer, the aggregate issued and outstanding number of common voting shares of the Buyer does not exceed 50,000,000.

2.3.4

Subject to Section 2.3.3, in the event that the Buyer enters into an agreement or the board of directors of the Buyer approves and authorizes the Buyer to complete any issuance of common voting shares of the Buyer or securities or rights convertible into common voting shares of the Buyer prior to the Second Tranche Maturity Date, which if completed, will result in the Seller owning less than 10% of the common voting shares in the capital of the Corporation, the Buyer and the Seller agrees to complete the purchase and sale of the 2,567,195 Purchased Shares and the 2,567,196 Purchased Shares otherwise expected to occur on the Second Tranche Maturity Date, by issuing a Second Tranche Promissory Note and a Third Tranche Promissory Note on or prior to one full Business Day prior to the anticipated closing date of such equity financing (the “Acceleration Date”).

2.3.5

The payments of the Purchase Price set out in Section 2.3.1 shall be guaranteed by the Guarantor and the Guarantor will execute and deliver at the Initial Closing Time, a guarantee agreement substantially in the form attached as Exhibit 2.3.5 (the “Guarantee Agreement”) guaranteeing all obligations of the Buyer, in favour of the Seller until and including the Final Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows, and acknowledges that the Buyer is relying upon these representations and warranties in connection with the purchase of the Purchased Shares, despite any investigation made by or on behalf of the Buyer, and that this reliance is a right that has been bargained for, and forms part of the consideration in the transactions contemplated by this Agreement.

3.1	Corporate Existence of Seller

The Seller is a corporation duly incorporated and validly existing under the laws of the Province of Alberta.

3.2	Capacity to Enter Agreement

The Seller has all necessary corporate power, authority and capacity to enter into this Agreement and on or prior to the Initial Closing Date, will have all necessary corporate power, authority and capacity perform its obligations under this Agreement.

3.3	Binding Obligation

The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of the Parties. This Agreement has been duly executed and delivered by each of the Parties and constitutes a valid and binding obligation of each of the Parties, enforceable against each of the Parties in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

3.4	Title to Purchased Shares

On or prior to the Initial Closing Date, the Seller will be the legal and beneficial owner of the Purchased Shares and has good title to them, free and clear of any Encumbrance except for any restriction on transfer contained in the articles of the Corporation and the provisions of the Voting Trust Agreement. At each of the applicable Closing Date, the Seller will have the absolute and exclusive right to sell the Purchased Shares to the Buyer as contemplated by this Agreement.

3.5	Residence of Seller

The Seller is not a non-resident of Canada for purposes of the ITA.

3.6	Options

No Person has any written or oral agreement or option or any right or privilege (whether by law, pre- emptive, contractual or otherwise) capable of becoming an agreement for the purchase from the Seller of any of the Purchased Shares.

3.7	Ownership of Seller

All of the voting shares of the Seller are beneficially owned and controlled by Stanley Swiatek.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows, and acknowledges that the Seller is relying upon these representations and warranties in connection with the sale of the Purchased Shares, despite any investigation made by or on behalf of the Seller.

4.1	Corporate Existence of Buyer

The Buyer is a corporation duly incorporated and validly existing under the laws of the Province of Alberta.

4.2	Capacity to Enter Agreement

The Buyer has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

4.3	Binding Obligation

The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

4.4	Absence of Conflict

None of the execution and delivery of this Agreement, the performance of the Buyer’s obligations under this Agreement, or the completion of the transactions contemplated by this Agreement, will result in or constitute a breach of any term or provision of, or constitute a default under, the articles or by-laws of the Buyer or any agreement or other commitment to which the Buyer is a party.

4.5	Securities Laws—Exemption Criteria

The Buyer is purchasing the Purchased Shares as principal at a cost to itself of not less than $150,000, to be paid in cash at the Closing Time. The Buyer is not an entity created or used solely to purchase or hold shares in reliance on the exemption from the prospectus requirement set out at section 2.10 of National Instrument 45-106 of the Canadian Securities Administrators.

4.6	Issued and Outstanding Shares

As of the date of this Agreement, there are 42,270,959 common voting shares of the Buyer issued and outstanding.

ARTICLE 5

COVENANTS

5.1	Conduct of Business Before Closing

During the period beginning on the date of this Agreement and ending at the Closing Time of the Final Closing Date, the Buyer will cause the Corporation:

5.1.1	to conduct the Business diligently and prudently;

5.1.2	to continue in full force all of its insurance policies;

5.1.3	to comply in all material respects with all laws applicable to the Business; and

5.1.4	to apply for, maintain in good standing and renew all Permits.

5.2	Access for Investigation

5.2.1

The Buyer will, and will cause the Corporation to, permit the Seller through its authorized representatives, until the Initial Closing Date, to have reasonable access during normal business hours to all of the real property that is owned or leased by the Corporation, and to the premises located on that real property, and to all the Books and Records of the Corporation and to the properties and assets of the Corporation. The Buyer will also furnish to the Seller any financial and operating data and other information with respect to the Corporation or the Business as the Buyer reasonably requests from time to time until the Initial Closing Date. The Seller will be provided ample opportunity to make a full investigation of all aspects of the financial affairs of the Corporation until the Initial Closing Date.

5.2.2	The collection, use and disclosure of Personal Information by any of the Parties before the Closing is restricted to those purposes that relate to the transactions contemplated by this Agreement.

5.3	Actions to Satisfy Closing Conditions

Each Party will take or cause to be taken all actions that are within its power to control, and will make all commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure its compliance with, and satisfaction of, all conditions in Article 6 that are for the benefit of the other Party.

5.4	Personal Information—Post-Closing

The Buyer covenants that following the Closing it will cause the Corporation to:

5.4.1

use and disclose the Personal Information under its control at the time of the Closing solely for the purposes for which that Personal Information was collected or permitted to be used or disclosed before the transaction was completed; and

5.4.2

neither use nor disclose any of that Personal Information for any purpose for which its use and disclosure was not permitted before the Closing for any purpose that does not relate directly to its Business; and

5.4.3	protect that Personal Information by security safeguards appropriate to the sensitivity of the information; and

5.4.4	notify the employees, customers, directors, officers and shareholders whose Personal Information is disclosed that the transactions contemplated by this Agreement have taken place; and

5.4.5	give effect to any withdrawal of consent made in accordance with clause 4.3.8 of Schedule 1 to the Personal Information Protection and Electronic Documents Act (Canada).

5.5	Indemnification and Directors’ and Officers’ Insurance

5.5.1

From and after the Closing Date, the Buyer will cause the Corporation to fulfill and honour in all respects the obligations of the Corporation pursuant to any indemnification agreements between the Corporation and Stanley Swiatek as of or before the date of this Agreement, and any indemnification provisions under the Corporation’s by-laws as in effect on the date of this Agreement.

5.5.2

The Buyer will maintain Stanley Swiatek under its existing directors’ and officers’ liability insurance policies for a period of [***] after the Closing Date for claims arising from facts or events that occurred at, or before, the Closing Time of the Initial Closing Date (including acts or omissions relating to the approval of this Agreement and consummation of the transactions contemplated by this Agreement) (the “D&O Insurance”).

5.6	Covenants following Initial Closing Date

5.6.1

Following the Initial Closing Date, the Seller or Stanley Swiatek will have the right to nominate one board member to be elected with the board slate at the next annual general meeting of the Corporation and the nominee can be either [***] or [***].

5.6.2

Following the Initial Closing Date, to the extent that the Seller requires financial information regarding the Corporation, the Seller will make request for such information through its nominated board member and the Corporation will provide such information to the Seller through its President. The Corporation has the right to withhold any information that its board of directors determine to be unduly harmful to the Corporation, with such withholding not to be unreasonable.

ARTICLE 6

CLOSING CONDITIONS

6.1	Conditions for the Benefit of the Buyer

The obligation of the Buyer to complete the purchase of the Purchased Shares will be subject to the fulfilment of the following conditions at or before the Closing Time at each of the Closing Dates:

6.1.1

Representations, Warranties and Covenants. The representations and warranties of the Seller made in this Agreement, and any other agreement or document delivered pursuant to this Agreement, will be true and accurate at the Closing Time with the same force and effect as though those representations and warranties had been made as of the Closing Time, and for certainty, any representations and warranties made as at a date before the Closing Time will be deemed to be made as at the Closing Time. The Seller will have complied with all covenants and agreements to be performed or caused to be performed by it under this Agreement, and any other agreement or document delivered pursuant to this Agreement, at or before the Closing Time. In addition, the Seller will have delivered to the Buyer a certificate of a senior officer of the Seller at the Closing Time confirming the same. The receipt of that certificate and the completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Seller contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement. Those representations, warranties and covenants will continue in full force and effect as provided in Article 7, or, if Article 7 does not apply, the terms of the agreement or document in which they are made.

6.1.2

Consents. All filings, notifications and consents with, to or from Governmental Authorities and third parties, including the parties to the Material Contracts and the lessors of the real properties leased by the Corporation, will have been made, given or obtained on terms acceptable to the Buyer, acting reasonably, so that the transactions contemplated by this Agreement may be completed without resulting in the violation of, or a default under, or any termination, amendment or acceleration of any obligation under, any licence, Permit, lease of real property or Material Contract of or affecting the Business.

6.1.3	Deliveries. The Seller will have delivered to the Buyer the following in form and substance satisfactory to the Buyer on or before the Initial Closing Date:

6.1.3.1	mutual confidentiality agreement and non-disparaging agreement duly executed by the Seller and the Buyer substantially in the form attached as Exhibit 6.1.3.1;

6.1.3.2	duly executed resignation effective as at the Closing Time of Stanley Swiatek as director and officer of the Corporation and each of the Guarantor;

6.1.3.3

an amendment to the Voting Trust Agreement releasing Edward Hellard from voting his common shares in the capital of the Corporation in favour of Stanley Swiatek as a director of the Corporation and confirming that the Seller continues to be bound by such agreement substantially in the form attached as Exhibit 6.1.3.3;

6.1.3.4

mutual release in between the Corporation and each of the Guarantor and Stanley Swiatek in his capacity as director and officer of the Corporation and each Guarantor of all claims that they may have against the other substantially on the terms of the release attached as Exhibit 6.1.3.4;

6.1.3.5	the consents referred to in Section 6.1.2;

6.1.3.6	executed On-Loading Product Agreement; and

6.1.3.7

all documentation and other evidence reasonably requested by the Buyer in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the boards of directors and shareholders of the Seller and the Corporation required to effectively carry out the obligations of the Seller and the Corporation pursuant to this Agreement.

6.2	Waiver or Termination by the Buyer

The conditions contained in Section 6.1 are inserted for the exclusive benefit of the Buyer and may be waived in whole or in part by the Buyer at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 6.1 are not fulfilled or complied with by the time that is required under this Agreement, the Buyer may, at or before the Closing Time, terminate this Agreement by notice in writing after that time to the Seller. In that event the Buyer and the Seller will be released from all obligations under this Agreement (except as set out in Section 7.2).

6.3	Conditions for the Benefit of the Seller

The obligation of the Seller to complete the sale of the Purchased Shares will be subject to the fulfilment of the following conditions at or before the Closing Time at each of the Closing Dates:

6.3.1

Representations, Warranties and Covenants. The representations and warranties of the Buyer made in this Agreement, and any other agreement or document delivered pursuant to this Agreement, will be true and accurate at the Closing Time with the same force and effect as though those representations and warranties had been made as of the Closing Time. The Buyer will have complied with all covenants and agreements agreed to be performed or caused to be performed by it under this Agreement, and any other agreement or document delivered pursuant to this Agreement, at or before the Closing Time, and for certainty, any representations and warranties made as at a date before the Closing Time will be deemed to be made as at the Closing Time. In addition, the Buyer will have delivered to the Seller a certificate of a senior officer of the Buyer at the Closing Time confirming the same. The receipt of that certificate and the completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Buyer contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement. Those representations, warranties and covenants will continue in full force and effect as provided in Article 7, or, if Article 7 does not apply, the terms of the agreement or document in which they are made.

6.3.2

Completion of Investigations. In respect of the Initial Closing, the investigations contemplated in Section 5.2 will have been completed and the Seller will be satisfied with the results of those investigations, including the accuracy of the matters represented and warranted in Article 3.

6.3.3	Deliveries. The Buyer will have delivered to the Seller the following in form and substance satisfactory to the Seller:

6.3.3.1	mutual confidentiality agreement and non-disparaging agreement duly executed by the Seller and the Buyer substantially in the form attached as Exhibit 6.1.3.1;

6.3.3.2

sales commission agreement between the Corporation and Stanley Swiatek, entitling Stanley Swiatek to receive [***]% sales commission from the [***] revenues received by the Corporation under any on-loading product agreement for cannabis growers executed by the Corporation;

6.3.3.3

mutual release in between the Corporation and each of the Guarantor and Stanley Swiatek in his capacity as director and officer of the Corporation and each of the Guarantor of all claims that they may have against the other substantially on the terms of the release attached as Exhibit 6.1.3.4;

6.3.3.4	duly executed Guarantee Agreement;

6.3.3.5	board resolution appointing [***] as director of the Corporation to fill the vacancy created by resignation of Stanley Swiatek;

6.3.3.6	evidence of D&O Insurance contemplated in Section 5.5 in form satisfactory to the Seller acting reasonably;

6.3.3.7

a certified cheque or a bank draft made out to Gowling WLG (Canada) LLP in trust in the amount of $50,000, representing estimated legal fees of Gowling WLG (Canada) LLP, to be applied against the final invoice of Gowling WLG (Canada) LLP’s legal invoice, as counsel to the Seller;

6.3.3.8	executed On-Loading Product Agreement; and

6.3.3.9

all documentation and other evidence reasonably requested by the Seller in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the board of directors and the shareholders of the Buyer required to effectively carry out the obligations of the Buyer pursuant to this Agreement.

6.4	Waiver or Termination by the Seller

The conditions contained in Section 6.3 are inserted for the exclusive benefit of the Seller and may be waived in whole or in part by the Seller at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 6.3 are not fulfilled or complied with by the time as required under this Agreement, the Seller may, at or before the Closing Time, terminate this Agreement by notice in writing after that time to the Buyer. In that event the Seller and the Buyer will be released from all obligations under this Agreement (except as set out in Section 7.2).

6.5	Conditions Precedent—No Action to Restrain

The purchase and sale of the Purchased Shares is subject to the conditions that no order of any Governmental Authority will be in force, and no action or proceeding will be pending or threatened by any Person to restrain or prohibit the completion of the transactions contemplated in this Agreement, including the sale and purchase of the Purchased Shares.

These conditions are true conditions precedent to the completion of the transactions contemplated by this Agreement. If they have not been fulfilled at or before the Closing Time, this Agreement will be terminated and the Parties will be released from all obligations under this Agreement (except as set out in Section 7.2).

ARTICLE 7

SURVIVAL AND INDEMNIFICATION

7.1	Survival of Covenants and Representations and Warranties

All of the covenants and representations and warranties contained in this Agreement and in any other agreement or document delivered pursuant to this Agreement, including this Article 7, will survive the Closing.

7.2	Survival Following Termination

If this Agreement is terminated at or before the Closing Time of the Final Closing Date pursuant to Sections 6.2, 6.4 or 6.5, the provisions of Sections 2.3.3, 4.6 and 5.6 will remain in full force and effect, and this Article 7 will survive and apply to any claim that is made with respect to any of those provisions, or under the indemnities set out in Sections 7.5 and 7.6.

7.3	Mutual Indemnifications for Breaches of Warranty, etc.

Subject to the remaining provisions of this Article 7, each Party agrees that if it fails to observe or perform any covenant or obligation, or breaches any representation and warranty, contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement, it will indemnify and hold harmless the other Party and each director, officer or employee of the other Party from and against the full amount of any Loss that each may suffer as a result of that failure. Each Party also agrees to indemnify and hold harmless the other Party and each director, officer or employee of the other Party from and against the full amount of any Loss that each may suffer as a result of a Third Party Claim, even if that Third Party Claim is ultimately found not to be meritorious, or is settled with no verdict on its merits being reached.

7.4	Limitation on Mutual Indemnification

The indemnification obligations of:

7.4.1

the Seller pursuant to Section 7.3 are limited, in the aggregate, to the Purchase Price, in the case of the Seller’s breach of any of its representations and warranties contained in Article 3 or in any other agreement or document delivered pursuant to this Agreement, and any of its covenants contained in Article 5; and

7.4.2

the Buyer pursuant to Section 7.3 are limited, in the aggregate, to the Purchase Price, in the case of the Buyer’s breach of any of its representations and warranties contained in Article 4 or in any other agreement or document delivered pursuant to this Agreement, and any of its covenants contained in Article 5.

For certainty, nothing in Sections 7.4.1 or 7.4.2 will apply to limit the amount of damages that can be recovered under any claim with respect to a breach of the mutual confidentiality and non-disparaging covenants contained in the agreement contemplated by Section 6.1.3.1.

7.5	Additional Seller’s Indemnity

The Seller will indemnify and hold harmless the Buyer and each director, officer or employee of the Buyer from and against any Loss up to, in the aggregate, the Purchase Price, that each may suffer resulting from the termination of this Agreement under the terms of Section 6.2, if that Loss arises from the non-fulfilment or non-performance of the relevant conditions as a result of a breach of covenant, or representation and warranty, of the Seller.

7.6	Additional Buyer’s Indemnity

The Buyer will indemnify and hold harmless the Seller and each director, officer or employee of the Seller from and against any Loss up to, in the aggregate, the Purchase Price, that each may suffer resulting from the termination of this Agreement under the terms of Section 6.4, if that Loss arises from the non-fulfilment or non-performance of the relevant conditions as a result of a breach of covenant, or representation and warranty, of the Buyer.

7.7	Notice of Claim

If an Indemnified Party becomes aware of a Loss or potential Loss in respect of which the Indemnifying Party has agreed to indemnify it under this Agreement, the Indemnified Party will promptly give written notice (an “Indemnity Notice”) of its claim or potential claim for indemnification (an “Indemnity Claim”) to the Indemnifying Party. An Indemnity Notice must specify whether the Indemnity Claim arises as the result of a claim made against an Indemnified Party by a Person who is not a Party (a “Third Party Claim”) or as a result of a Loss that was suffered directly by an Indemnified Party, and must also specify with reasonable particularity (to the extent that the information is available):

7.7.1	the factual basis for the Indemnity Claim; and

7.7.2	the amount of the Indemnity Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive an Indemnity Notice of an Indemnity Claim in time to effectively contest the determination of any liability capable of being contested, the Indemnifying Party will be entitled to set off against the amount claimed by the Indemnified Party the amount of any Loss incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give an Indemnity Notice on a timely basis.

7.8	Time Limits for Notice

7.8.1

Subject to the remaining provisions of this Section 7.8, no Indemnity Claim may be made under Sections 7.3, 7.5 or 7.6, unless an Indemnity Notice of that Indemnity Claim is delivered to the Indemnifying Party within 12 months after the Final Closing Date.

7.8.2

No Indemnity Claim arising out of a breach of the mutual confidentiality and non-disparaging covenants under the agreement contemplated by Section 6.1.3.1 may be made unless an Indemnity Notice of that Indemnity Claim is delivered to the Seller within 12 months of the end of the term of the relevant covenant as set out in that agreement.

7.8.3

No Indemnity Claim may be made with respect to the breach of the representations and warranties of the Seller contained in Sections 3.1, 3.2, 3.3 and 3.4, unless an Indemnity Notice of that Indemnity Claim is delivered to the Seller within 12 months after the Final Closing Date.

7.8.4	An Indemnity Notice of a Third Party Claim may be delivered to the Indemnifying Party in accordance with Section 7.7 at any time that the Third Party Claim arises.

7.8.5

An Indemnity Notice of an Indemnity Claim may be delivered to the Indemnifying Party in accordance with Section 7.7 at any time with respect to a breach of any of the Indemnifying Party’s covenants or representations and warranties, if that breach is attributable to neglect, carelessness or wilful default, intentional misrepresentation, or fraud. If the breach is attributable to wilful default, intentional misrepresentation, or fraud, none of the monetary limits imposed by section 7.4 will apply.

7.9	Remoteness and Mitigation

The quantum of Losses that can be recovered by an Indemnified Party under this Article 7 will not be affected by the application of principles of remoteness of damages, or the duty to mitigate.

7.10	Third Party Indemnification

To ensure that the indemnities provided by each of the Seller and the Buyer to the other’s directors, officers and employees are enforceable, it is agreed by the Parties that each of the Seller and Buyer is acting as agent for its respective directors, officers and employees with respect to the indemnities intended to be given to those directors, officers and employees under this Article 7. Each of the Seller and the Buyer agrees that it will hold any right to indemnification that any director, officer or employee of it is intended to have under this Article in trust for that director, officer or employee, and that funds received by the Seller or Buyer in respect of any claims under this Article by any director, officer or employee of it will be held in trust for that director, officer or employee.

ARTICLE 8

CLOSING ARRANGEMENTS

8.1	Closing

Subject to the earlier termination of this Agreement under Sections 6.2, 6.4 or 6.5, the Closing will take place at the Closing Time on each of the Closing Dates by means of:

8.1.1

an electronic closing in which the closing documentation will be delivered by electronic mail exchange of signature pages in pdf or functionally equivalent electronic format, which delivery will be effective without any further physical exchange of the originals or copies of the originals, or;

8.1.2	a physical closing at the offices of Gowling WLG (Canada) LLP, located at Suite 1600, 421 – 7 Avenue SW, Calgary, Alberta, or at any other place that is agreed to in writing by the Parties.

8.2	Closing Arrangements

At the Closing Time on each of the Closing Dates:

8.2.1

the Seller will deliver to the Buyer certificates representing the applicable portion of the Purchased Shares duly endorsed in blank for transfer or accompanied by duly executed blank stock transfer powers; and

8.2.2	each Party will make the deliveries required of it under Article 6,

following which the Buyer will make payment of the applicable portion of the Purchase Price in accordance with the provisions of Section 2.3 and the transfer of the Purchased Shares into the name of the Buyer and/or its nominees will be duly and validly recorded on the books of the Corporation.

ARTICLE 9

GENERAL

9.1	Time of Essence

Time is of the essence in all respects of this Agreement.

9.2	Notices

Any Communication must be in writing and either:

9.2.1	delivered personally or by courier;

9.2.2	sent by prepaid registered mail; or

9.2.3	transmitted by facsimile, e-mail or functionally equivalent electronic means of transmission, charges (if any) prepaid.

Any Communication must be sent to the intended recipient at its address as follows:

to the Seller at:

2119694 Alberta Inc.

Attention:             [***]

Tel No.:                [***]

E-mail:                 [***]

with a copy to:

Gowling WLG (Canada) LLP

1600, 421 – 7 Avenue SW

Calgary, Alberta T2P 4K9

Attention:	[***]
Tel No.:	[***]
Facsimile No.:	[***]
E-mail:	[***]

to the Buyer at:

Sundial Growers Inc.

Site 4 Box 17 RR1

Airdrie, Alberta T4B 2A3

Attention:	[***]
Tel No.:	[***]
E-mail:	[***]

with a copy to:

McCarthy Tetrault LLP

4000, 421 – 7 Avenue SW

Calgary, Alberta T2P 4K9

Attention:	[***]
Tel No.:	[***]
Facsimile No.:	[***]
E-mail:	[***]

to the Guarantors at:

Site 4 Box 17 RR1

Airdrie, Alberta T4B 2A3

Attention:	[***]
Tel No.:	[***]
E-mail:	[***]

or at any other address as any Party may at any time advise the other by Communication given or made in accordance with this Section 9.2. Any Communication delivered to the Party to whom it is addressed will be deemed to have been given or made and received on the day it is delivered at that Party’s address, provided that if that day is not a Business Day then the Communication will be deemed to have been given or made and received on the next Business Day. Any Communication sent by prepaid registered mail will be deemed to have been given or made and received on the fifth Business Day after which it is mailed. If a strike or lockout of postal employees is then in effect, or generally known to be impending, every Communication must be delivered personally or by courier or transmitted by facsimile, e-mail or functionally equivalent electronic means of transmission. Any Communication transmitted by facsimile, e-mail or other functionally equivalent electronic means of transmission will be deemed to have been given or made and received on the day on which it is transmitted; but if the Communication is transmitted on a day which is not a Business Day or after 4:00 p.m. (local time of the recipient), the Communication will be deemed to have been given or made and received on the next Business Day.

9.3	Severability

Each Section of this Agreement is distinct and severable. If any Section of this Agreement, in whole or in part, is or becomes illegal, invalid, void, voidable or unenforceable in any jurisdiction by any court of competent jurisdiction, the illegality, invalidity or unenforceability of that Section, in whole or in part, will not affect:

9.3.1	the legality, validity or enforceability of the remaining Sections of this Agreement, in whole or in part; or

9.3.2	the legality, validity or enforceability of that Section, in whole or in part, in any other jurisdiction.

9.4	Submission to Jurisdiction

Each of the Parties irrevocably and unconditionally submits and attorns to the non-exclusive jurisdiction of the courts of the Province of Alberta to determine all issues, whether at law or in equity arising from this Agreement. To the extent permitted by applicable law, each of the Parties:

9.4.1

irrevocably waives any objection, including any claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts of that Province, or that the subject matter of this Agreement may not be enforced in those courts;

9.4.2

irrevocably agrees not to seek, and waives any right to, judicial review by any court which may be called upon to enforce the judgment of the courts referred to in this Section 9.4, of the substantive merits of any suit, action or proceeding;

9.4.3

to the extent a Party has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its property, that Party irrevocably waives that immunity in respect of its obligations under this Agreement.

9.5	Amendment and Waiver

No amendment, discharge, modification, restatement, supplement, termination or waiver of this Agreement or any Section of this Agreement is binding unless it is in writing and executed by the Party to be bound. No waiver of, failure to exercise or delay in exercising, any Section of this Agreement constitutes a waiver of any other Section (whether or not similar) nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

9.6	Expenses

Subject to the Initial Closing occurring, Buyer agrees to pay the Seller’s legal fees, excluding disbursements and taxes, in an amount not to exceed $50,000. Any legal fees of the Seller’s counsel, excluding disbursements and taxes exceeding $50,000 shall be the responsibility of the Seller. If the Initial Closing does not occur and this Agreement terminates in accordance with the terms hereunder, the Seller shall be responsible for all of its legal counsel’s legal fees, including disbursements and taxes. Other than set out above, each Party shall be responsible for its own expenses incurred in connection with the transaction contemplated hereunder.

9.7	Further Assurances

Each Party will, at the requesting Party’s cost and expense, execute and deliver any further agreements and documents and provide any further assurances, undertakings and information as may be reasonably required by the requesting Party to give effect to this Agreement and, without limiting the generality of this Section 9.6, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required at any time by all Governmental Authorities or stock exchanges having jurisdiction over the Buyer’s affairs, or as may be required at any time under applicable securities laws.

9.8	No Assignment and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by either Party. This Agreement enures to the benefit of and is binding upon the Parties and their respective heirs, executors, administrators, estate trustees, trustees, personal or legal representatives and successors.

9.9	Payment and Currency

Any money to be advanced, paid or tendered by one Party to another under this Agreement must be advanced, paid or tendered by bank draft, certified cheque or wire transfer of immediately available funds payable to the Person to whom the amount is due. Unless otherwise specified, the word “dollar” and the “$” sign refer to Canadian currency, and all amounts to be advanced, paid, tendered or calculated under this Agreement are to be advanced, paid, tendered or calculated in Canadian currency.

9.10	Counterparts and Electronic Delivery

This Agreement may be executed and delivered by the Parties in one or more counterparts, each of which will be an original, and each of which may be delivered by facsimile, e-mail or other functionally equivalent electronic means of transmission, and those counterparts will together constitute one and the same instrument.

9.11	Electronic Delivery

Delivery of this Agreement by facsimile, e-mail or other functionally equivalent electronic means of transmission constitutes valid and effective delivery.

9.12	No Broker

Each Party represents and warrants to the other Party that all negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on between them directly, without the intervention of any other Person on behalf of any Party in such manner as to give rise to any valid claim against the Buyer or the Corporation for a brokerage commission, finder’s fee or other similar payment.

9.13	No Contra Proferentem

This Agreement has been reviewed by each Party’s professional advisors, and revised during the course of negotiations between the Parties. Each Party acknowledges that this Agreement is the product of their joint efforts, that it expresses their agreement, and that, if there is any ambiguity in any of its provisions, no rule of interpretation favouring one Party over another based on authorship will apply.

9.14	Acknowledgement

Each Party acknowledges that:

9.14.1	it has or had the opportunity to receive independent legal advice from its own lawyers with respect to the terms of this Agreement before its execution;

9.14.2	it has read this Agreement, understands it, and agrees to be bound by its terms and conditions; and

9.14.3	it has received a copy of this Agreement.

9.15	Language

The Parties have expressly required that this Agreement, any Communication and all other contracts, documents and notices relating to this Agreement be drafted in the English language. Les parties ont expressément exigé que la présente convention, la communication et tous les autres contrats, documents et avis qui y sont afférents soient rédigés dans la langue anglaise.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

Each of the Parties has executed and delivered this Agreement, as of the date noted at the beginning of the Agreement.

2119694 ALBERTA INC.

Per:	/s/ [***]
Name: [***]
Title: [***]

SUNDIAL GROWERS INC.

Per:	/s/ [***]
Name: [***]
Title: [***]

KAMCAN PRODUCTS INC.

Per:	/s/ [***]
Name: [***]
Title: [***]

2011296 ALBERTA INC.

Per:	/s/ [***]
Name: [***]
Title: [***]

SPROUT TECHNOLOGIES INC.

Per:	/s/ [***]
Name: [***]
Title: [***]

EXHIBIT 2.3.1.3

Form of Third Tranche Promissory Note

(see attached)

Execution Form

THIRD TRANCHE SUBORDINATED UNSECURED PROMISSORY NOTE

Calgary, Alberta
Cdn.$6,931,429.20	Effective [NTD: Insert Acceleration Date or November 25, 2018]

FOR VALUE RECEIVED, Sundial Growers Inc., a corporation duly incorporated and subsisting under the laws of the province of Alberta, Canada (“Borrower”), promises to pay to 2119694 Alberta Inc., a corporation duly incorporated and subsisting under the laws of the Province of Alberta (“Lender”), in lawful money of Canada, the principal sum of Six Million Nine Hundred Thirty One Thousand, Four Hundred Twenty Nine Dollars (Cdn.$6,931,429.20), under this Third Tranche Subordinated Unsecured Promissory Note (“Note”), together with interest on any and all unpaid amounts from and after the Maturity Date.

1. Subordination.

(a) The payment of principal and interest and any and all other amounts due under this Note (the “Subordinated Indebtedness”) is hereby expressly subordinated to the extent and in the manner hereinafter set forth to the payment in full of the Senior Indebtedness (as hereinafter defined). The Subordinated Indebtedness shall continue to be subordinated to the Senior Indebtedness even if the Senior Indebtedness is subordinated, avoided or disallowed under the Bankruptcy Insolvency Act (Canada) (“BIA”) or other applicable law including, without limitation, any legal or equitable relief granted by a Canadian court of competent jurisdiction. As used herein, “Senior Indebtedness” means the obligations owing to each of the following senior lenders (collectively, “Senior Lenders” and each a “Senior Lender”): (a) ATB Financial (“ATB”) pursuant to a commitment letter to be entered into between the Borrower, as borrower and ATB as lender, as the same may be amended, modified, restated or supplemented from time to time (“ATB CL”), (b) Cannabis Wheaton Income Corp. (“CW”) pursuant to a note purchase agreement dated as of February 16, 2018 between CW, as lender, and the Borrower, as borrower, as the same may be amended, modified, restated or supplemented from time to time (“CW NPA”), or (c) a replacement lender or such other senior secured lender of the Borrower from time to time pursuant to a loan agreement, promissory note, or such other credit document (“Other Senior Loan Agreement”, and together with the ATB CL and CW NPA the “Senior Credit Agreements” and each a “Senior Credit Agreement”); whether any such Senior Credit Agreement is now existing or hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several, all interest thereon, and all fees, costs and other charges related thereto (including all interest, fees, costs and other charges accruing after the commencement of any case, proceeding or other action relating to the bankruptcy insolvency or reorganization of the Borrower, whether or not allowed in such proceeding or other action), all renewals, extensions and modifications thereof and any notes issued in whole or partial substitution therefor. The provisions of this Section 1(a) shall take precedence over any conflicting provisions in this Note.

(b) Upon any distribution to creditors of Borrower in a liquidation or dissolution of Borrower or upon the occurrence of any bankruptcy, reorganization, insolvency, receivership, or other similar proceeding (an “Insolvency Proceeding”) with respect to Borrower or any of its assets: (i) the holders of the Senior Indebtedness shall be entitled to receive payment in full in cash, or to have such payment duly provided for, of all amounts payable under or in respect of the Senior Indebtedness (including interest accrued after the commencement of such Insolvency Proceeding in accordance with the terms of the Senior Indebtedness and cash collateral with respect to all letters of credit in accordance with the terms of the Senior Credit Agreements) before Lender shall be entitled to receive from Borrower or its assets any payment under or in respect of the Subordinated Indebtedness; and (ii) until the holders of the Senior Indebtedness have received such payment in full in cash, or such payment is duly provided for, any distribution from Borrower or its assets to which Lender would otherwise be entitled shall be made to the holders of the Senior Indebtedness. Subject to Senior Termination, Lender shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distribution of assets of Borrower applicable to the Senior Indebtedness until all amounts owing on the Subordinated Indebtedness shall be paid in full.

(c) Provided that repayment of the principal and any interest owing hereunder on or after the Maturity Date would not cause or result in a Default or Event of Default (as such terms are defined under the Senior Credit Agreements), the Borrower may pay all amounts due hereunder to the Lender. However, if the Lender receives any payment on this Note during the occurrence or continuance of a Default or Event of Default (as such terms are defined under the Senior Credit Agreements) prior to Senior Termination, the Lender will hold the amount so received in trust for the holders of the Senior Indebtedness and will forthwith turn over such payment to ATB in the form received (except for the endorsement of the Lender where necessary) for application to then-existing Senior Indebtedness (whether or not due), in such manner of application as ATB may deem appropriate. If the Lender fails to make any endorsement required under this Agreement, ATB, or any of its officers or employees or agents on behalf of the ATB, is hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for the Lender to make such endorsement in the Lender’s name.

(d) Lender shall not create, assume, or suffer to exist any liens on any collateral to secure repayment of the Subordinated Indebtedness. Any liens existing in violation of the foregoing shall be fully subordinate to any lien in favor of any holders of Senior Indebtedness which secures any Senior Indebtedness. Borrower and Lender shall take any steps necessary to fully effect the release of any such Lien in favor of Lender.

(e) The provisions of this Section 1 are irrevocable and the holders of the Senior Indebtedness may, without notice to any of the parties hereto and without impairing or releasing the obligations of Borrower and Lender hereunder: (i) create Senior Indebtedness by extending credit to Borrower; (ii) change the terms of or increase the amount of the Senior Indebtedness by increasing, extending, rearranging, refinancing, amending, supplementing, or otherwise modifying any agreement creating Senior Indebtedness; (iii) sell, exchange, release, or otherwise deal with any collateral securing any Senior Indebtedness; (iv) release anyone, including Borrower or any guarantor, liable in any manner for the payment or collection of any Senior Indebtedness; (v) exercise or refrain from exercising any rights against Borrower or any other Person; or (vi) apply any sums received by any holders of the Senior Indebtedness, from whatever source, to the payment of the Senior Indebtedness.

2

(f) No present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce subordination of Lender by any act or failure to act on the part of the Borrower or any other Person whether or not such act or failure shall give rise to any right of rescission or other claim or cause of action on the part of Lender. The holders of Senior Indebtedness are entitled to the benefits of the subordination provisions contained in this Note and are third-party beneficiaries thereof. The provisions regarding the subordination of the Subordinated Indebtedness to the Senior Indebtedness may not be amended or otherwise modified without the prior written consent of the holders of the Senior Indebtedness.

(g) The provisions of this Section 1 shall be enforceable against Borrower or Lender by the Senior Lenders or any other holder of Senior Indebtedness. By its signature below and acceptance of this Note, Lender agrees to be bound by and to comply with the provisions of this Section 1.

2. Maturity Date. The maturity date (the “Maturity Date”) shall be March 25, 2019 unless the Lenders otherwise consent in writing.

3. Interest Rate. Interest on this Note shall accrue on the outstanding principal balance at a monthly rate of ONE percent (1%). Interest shall accrue on the outstanding principal balance from and after the Maturity Date until the outstanding principal balance, and all applicable interest, is paid in full.

4. Payments. All payments of principal and interest hereon shall be made at Lender’s address set forth in paragraph 10 below, in immediately available funds and without set-off or counterclaim or deduction of any kind.

5. Insolvency Proceedings

(a) Filing of Motions. Until Senior Termination has occurred, Lender agrees that it shall not, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, including without limitation with respect to the determination of any claims held by a Senior Lender (including the validity and enforceability thereof) or the value of any claims of such parties; provided that Lender may file a proof of claim in an Insolvency Proceeding subject to the limitations contained in this Note and only if consistent with the terms and the limitations on Lender imposed hereby.

(b) Financing Matters. If Borrower becomes subject to any Insolvency Proceeding, and if a Senior Lender desires to consent (or not object) to the sale, use or lease of cash or other collateral under the BIA or otherwise or to provide financing to Borrower under the BIA or otherwise, to consent (or not object) to the provision of such financing to Borrower by any third party (a “DIP Financing”), then the Lender agrees that it (i) will be deemed to have consented to, will raise no objection to, nor support any other person objecting to, the sale, use or lease of such cash or other collateral or to such DIP Financing, (ii) will not request or accept any form of adequate protection or any other relief in connection with the sale, use or lease of such cash or other collateral or such DIP Financing except as set forth in Section 5(d) hereof, and (iii) agrees that notice received two (2) calendar days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice.

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(c) Relief From the Automatic Stay. Lender agrees that it will not seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof without the prior written consent of the Senior Lender.

(d) Adequate Protection. Lender agrees that it shall not object, contest, or support any other person objecting to or contesting, (i) any request by a Senior Lender for adequate protection or (ii) any objection by a Senior Lender to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (iii) the payment of interest, fees, expenses or other amounts to a Senior Lender under the BIA. Notwithstanding anything contained in this Section 5(d) and in Section 5(b) hereof, in any Insolvency Proceeding, (x) the Lender may seek, support, accept or retain adequate protection (A) only if a Senior Lender are granted adequate protection that includes replacement liens on additional collateral and superpriority claims and a Senior Lender does not object to the adequate protection being provided to the Senior Lenders and (B) solely in the form of superpriority claims junior in all respects to the superpriority claims granted to the Senior Lenders, and (y) in the event Lender receives adequate protection, then Lender agrees that the Senior Lenders shall have a senior claim on such adequate protection as security for the Senior Indebtedness.

(e) Avoidance Issues. If a Senior Lender is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of Borrower, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Senior Indebtedness shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Maturity Date shall be deemed not to have occurred. Lender agrees it shall not be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Note, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Note.

(f) Asset Dispositions in an Insolvency Proceeding. Lender shall not, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any assets of Borrower that is supported by the Lender will be deemed to have consented under the BIA or otherwise to any sale supported by the holders of the Senior Indebtedness.

(g) No Waivers of Rights of First Priority Secured Parties. Nothing contained herein shall prohibit or in any way limit the Senior Lenders from objecting in any Insolvency Proceeding or otherwise to any action taken by Lender, including the seeking by Lender of adequate protection or the assertion by Lender of any of its rights and remedies under this Note or otherwise.

4

(h) Plans of Reorganization. Lender shall not support or vote in favor of any plan of reorganization (and shall vote and shall be deemed to have voted to reject any plan of reorganization) unless such plan (i) pays off, in cash in full, all Senior Indebtedness or (ii) is accepted by the Senior Lenders. To the extent that Lender attempts to vote or votes in favor of any plan or reorganization in a manner inconsistent with this Section 5(h), Lender irrevocably agrees that the Senior Lenders may be, and may be deemed, an “authorized agent” of such party under the provisions of the BIA or the Companies’ Creditors Arrangement Act (Canada), respectively, that any Senior Lender is irrevocably appointed Lender’s attorney in fact, coupled with an interest, to vote on Lender’s behalf in such proceedings, and that such Senior Lender shall be authorized and entitled to submit a superseding ballot or vote, as the case may be, on behalf of Lender that is consistent herewith.

(i) Other Matters. To the extent that Lender has or acquires rights with respect to any amounts due to Lender under this Note, Lender agrees not to assert any of such rights without the prior written consent of the Senior Lenders; provided that if requested by the Senior Lenders, Lender shall timely exercise such rights in the manner requested by the Senior Lenders, including any rights to payments in respect of such rights.

6. Costs and Expenses. If Borrower fails to pay any amount due under this Note and Lender has to take any action to collect the amount due or to exercise its rights under this Note (including without limitation retaining attorneys for collection of this Note), or if any suit or proceeding is brought for the recovery of all or any part of or for protection of the indebtedness or to foreclose on this Note, then Borrower agrees to pay on demand all reasonable costs and expenses of any such action to collect, suit or proceeding, or any appeal of any such suit or proceeding, incurred by Lender, including without limitation the reasonable fees and disbursements of Lender’s attorney and their staff.

7. Waiver. Borrower waives presentment, demand, notice of dishonor and protest, and assents to any extension of time with respect to any payment due under this Note, to any substitution or release of collateral and to the addition or release of any party. No waiver of any payment or other right under this Note shall operate as a waiver of any other payment or right.

8. Illegality. If any provision in this Note shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality or enforceability of any defective provisions shall not be in any way affected or impaired in any other jurisdiction.

9. No Waiver. No delay or failure of the holders of this Note in the exercise of any right or remedy provided for hereunder shall be deemed a waiver of such right by the holders hereof, and no exercise of any right or remedy shall be deemed a waiver of any other right or remedy that the holder may have.

10. Notices. All notices shall be in writing. Notices shall become effective (a) upon personal delivery, including, but not limited to, delivery by overnight mail or courier service, or (b) in the case of notice by telecommunications device, when properly transmitted, in each case addressed as follows:

To Borrower:

Sundial Growers Inc.

Site 4 Box 17 RR1

Airdrie, Alberta T4B 2A3

Attention: Torsten Kuenzlen, CEO

Telephone: 403-948-5227

Email: tkuenzlen@sundialgrowers.com

5

To Lender:

2119694 Alberta Inc.

c/o Gowling WLG (Canada) LLP

1600, 421-7TH Avenue S.W.

Calgary, Alberta, T2P 4K9

Attention: Gregory Peterson

Telephone: 403-292-9812

Facsimile: 403-695-3522

Any party may, by written notice so delivered to the other party, change the address or individual to which delivery shall thereafter be made.

11. Assignment. Lender shall not transfer or assign, in whole or in part, this Note, without the prior written consent of the Borrower.

12. Governing Law. The performance and construction of this Note and the other Loan Documents shall be governed by the internal laws of the Province of Alberta. Borrower agrees that any suit, action or proceeding instituted against Borrower with respect to any of the obligations owing under the Senior Credit Agreements, the collateral, this Note or any of the other loan documents may be brought in any court of competent jurisdiction located in the Province of Alberta. Borrower hereby irrevocably accepts and submits to the jurisdiction of the aforesaid courts in any such suit, action or proceeding.

[SIGNATURE PAGE TO FOLLOW]

6

IN WITNESS WHEREOF the undersigned has caused this Note to be signed in its corporate name by its duly authorized officer as of the date first written above.

BORROWER:

SUNDIAL GROWERS INC.

By:
Name:
Title:

AGREED TO AND ACKNOWLEDGED:

2119694 ALBERTA INC., as Lender

By:
Name:
Title:

Signature Page to Third Tranche Subordinated Promissory Note – Cdn.$6,931,429.20

Sundial Growers Inc., as Borrower and

2119694 Alberta Inc., as Lender

EXHIBIT 2.3.3

Form of Second Tranche Promissory Note

(see attached)

Execution Version

SECOND TRANCHE SUBORDINATED UNSECURED PROMISSORY NOTE

Calgary, Alberta

Cdn.$6,931,426.50	Effective [NTD: Insert Acceleration Date]

FOR VALUE RECEIVED, Sundial Growers Inc., a corporation duly incorporated and subsisting under the laws of the province of Alberta, Canada (“Borrower”), promises to pay to 2119694 Alberta Inc., a corporation duly incorporated and subsisting under the laws of the Province of Alberta (“Lender”), in lawful money of Canada, the principal sum of Six Million Nine Hundred Thirty One Thousand, Four Hundred Twenty Six Dollars (Cdn.$6,931,426.50), under this Subordinated Unsecured Promissory Note (“Note”), together with interest on any and all unpaid amounts from and after the Maturity Date.

1. Subordination.

(a) The payment of principal and interest and any and all other amounts due under this Note (the “Subordinated Indebtedness”) is hereby expressly subordinated to the extent and in the manner hereinafter set forth to the payment in full of the Senior Indebtedness (as hereinafter defined). The Subordinated Indebtedness shall continue to be subordinated to the Senior Indebtedness even if the Senior Indebtedness is subordinated, avoided or disallowed under the Bankruptcy Insolvency Act (Canada) (“BIA”) or other applicable law including, without limitation, any legal or equitable relief granted by a Canadian court of competent jurisdiction. As used herein, “Senior Indebtedness” means the obligations owing to each of the following senior lenders (collectively, “Senior Lenders” and each a “Senior Lender”): (a) ATB Financial (“ATB”) pursuant to a commitment letter to be entered into between the Borrower, as borrower and ATB as lender, as the same may be amended, modified, restated or supplemented from time to time (“ATB CL”), (b) Cannabis Wheaton Income Corp. (“CW”) pursuant to a note purchase agreement dated as of February 16, 2018 between CW, as lender, and the Borrower, as borrower, as the same may be amended, modified, restated or supplemented from time to time (“CW NPA”), or (c) a replacement lender or such other senior secured lender of the Borrower from time to time pursuant to a loan agreement, promissory note, or such other credit document (“Other Senior Loan Agreement”, and together with the ATB CL and CW NPA the “Senior Credit Agreements” and each a “Senior Credit Agreement”); whether any such Senior Credit Agreement is now existing or hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several, all interest thereon, and all fees, costs and other charges related thereto (including all interest, fees, costs and other charges accruing after the commencement of any case, proceeding or other action relating to the bankruptcy insolvency or reorganization of the Borrower, whether or not allowed in such proceeding or other action), all renewals, extensions and modifications thereof and any notes issued in whole or partial substitution therefor. The provisions of this Section 1(a) shall take precedence over any conflicting provisions in this Note.

(b) Upon any distribution to creditors of Borrower in a liquidation or dissolution of Borrower or upon the occurrence of any bankruptcy, reorganization, insolvency, receivership, or other similar proceeding (an “Insolvency Proceeding”) with respect to Borrower or any of its assets: (i) the holders of the Senior Indebtedness shall be entitled to receive payment in full in cash, or to have such payment duly provided for, of all amounts payable under or in respect of the Senior Indebtedness (including interest accrued after the commencement of such Insolvency Proceeding in accordance with the terms of the Senior Indebtedness and cash collateral with respect to all letters of credit in accordance with the terms of the Senior Credit Agreements) before Lender shall be entitled to receive from Borrower or its assets any payment under or in respect of the Subordinated Indebtedness; and (ii) until the holders of the Senior Indebtedness have received such payment in full in cash, or such payment is duly provided for, any distribution from Borrower or its assets to which Lender would otherwise be entitled shall be made to the holders of the Senior Indebtedness. Subject to Senior Termination, Lender shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distribution of assets of Borrower applicable to the Senior Indebtedness until all amounts owing on the Subordinated Indebtedness shall be paid in full.

(c) Provided that repayment of the principal and any interest owing hereunder on or after the Maturity Date would not cause or result in a Default or Event of Default (as such terms are defined under the Senior Credit Agreements), the Borrower may pay all amounts due hereunder to the Lender. However, if the Lender receives any payment on this Note during the occurrence or continuance of a Default or Event of Default (as such terms are defined under the Senior Credit Agreements) prior to Senior Termination, the Lender will hold the amount so received in trust for the holders of the Senior Indebtedness and will forthwith turn over such payment to ATB in the form received (except for the endorsement of the Lender where necessary) for application to then-existing Senior Indebtedness (whether or not due), in such manner of application as ATB may deem appropriate. If the Lender fails to make any endorsement required under this Agreement, ATB, or any of its officers or employees or agents on behalf of the ATB, is hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for the Lender to make such endorsement in the Lender’s name.

(d) Lender shall not create, assume, or suffer to exist any liens on any collateral to secure repayment of the Subordinated Indebtedness. Any liens existing in violation of the foregoing shall be fully subordinate to any lien in favor of any holders of Senior Indebtedness which secures any Senior Indebtedness. Borrower and Lender shall take any steps necessary to fully effect the release of any such Lien in favor of Lender.

(e) The provisions of this Section 1 are irrevocable and the holders of the Senior Indebtedness may, without notice to any of the parties hereto and without impairing or releasing the obligations of Borrower and Lender hereunder: (i) create Senior Indebtedness by extending credit to Borrower; (ii) change the terms of or increase the amount of the Senior Indebtedness by increasing, extending, rearranging, refinancing, amending, supplementing, or otherwise modifying any agreement creating Senior Indebtedness; (iii) sell, exchange, release, or otherwise deal with any collateral securing any Senior Indebtedness; (iv) release anyone, including Borrower or any guarantor, liable in any manner for the payment or collection of any Senior Indebtedness; (v) exercise or refrain from exercising any rights against Borrower or any other Person; or (vi) apply any sums received by any holders of the Senior Indebtedness, from whatever source, to the payment of the Senior Indebtedness.

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(f) No present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce subordination of Lender by any act or failure to act on the part of the Borrower or any other Person whether or not such act or failure shall give rise to any right of rescission or other claim or cause of action on the part of Lender. The holders of Senior Indebtedness are entitled to the benefits of the subordination provisions contained in this Note and are third-party beneficiaries thereof. The provisions regarding the subordination of the Subordinated Indebtedness to the Senior Indebtedness may not be amended or otherwise modified without the prior written consent of the holders of the Senior Indebtedness.

(g) The provisions of this Section 1 shall be enforceable against Borrower or Lender by the Senior Lenders or any other holder of Senior Indebtedness. By its signature below and acceptance of this Note, Lender agrees to be bound by and to comply with the provisions of this Section 1.

2. Maturity Date. The maturity date (the “Maturity Date”) shall be November 25, 2018 unless the Lenders otherwise consent in writing.

3. Interest Rate. Interest on this Note shall accrue on the outstanding principal balance at a monthly rate of ONE percent (1%). Interest shall accrue on the outstanding principal balance from and after the Maturity Date until the outstanding principal balance, and all applicable interest, is paid in full.

4. Payments. All payments of principal and interest hereon shall be made at Lender’s address set forth in paragraph 10 below, in immediately available funds and without set-off or counterclaim or deduction of any kind.

5. Insolvency Proceedings

(a) Filing of Motions. Until Senior Termination has occurred, Lender agrees that it shall not, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, including without limitation with respect to the determination of any claims held by a Senior Lender (including the validity and enforceability thereof) or the value of any claims of such parties; provided that Lender may file a proof of claim in an Insolvency Proceeding subject to the limitations contained in this Note and only if consistent with the terms and the limitations on Lender imposed hereby.

(b) Financing Matters. If Borrower becomes subject to any Insolvency Proceeding, and if a Senior Lender desires to consent (or not object) to the sale, use or lease of cash or other collateral under the BIA or otherwise or to provide financing to Borrower under the BIA or otherwise, to consent (or not object) to the provision of such financing to Borrower by any third party (a “DIP Financing”), then the Lender agrees that it (i) will be deemed to have consented to, will raise no objection to, nor support any other person objecting to, the sale, use or lease of such cash or other collateral or to such DIP Financing, (ii) will not request or accept any form of adequate protection or any other relief in connection with the sale, use or lease of such cash or other collateral or such DIP Financing except as set forth in Section 5(d) hereof, and (iii) agrees that notice received two (2) calendar days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice.

3

(c) Relief From the Automatic Stay. Lender agrees that it will not seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof without the prior written consent of the Senior Lender.

(d) Adequate Protection. Lender agrees that it shall not object, contest, or support any other person objecting to or contesting, (i) any request by a Senior Lender for adequate protection or (ii) any objection by a Senior Lender to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (iii) the payment of interest, fees, expenses or other amounts to a Senior Lender under the BIA. Notwithstanding anything contained in this Section 5(d) and in Section 5(b) hereof, in any Insolvency Proceeding, (x) the Lender may seek, support, accept or retain adequate protection (A) only if a Senior Lender are granted adequate protection that includes replacement liens on additional collateral and superpriority claims and a Senior Lender does not object to the adequate protection being provided to the Senior Lenders and (B) solely in the form of superpriority claims junior in all respects to the superpriority claims granted to the Senior Lenders, and (y) in the event Lender receives adequate protection, then Lender agrees that the Senior Lenders shall have a senior claim on such adequate protection as security for the Senior Indebtedness.

(e) Avoidance Issues. If a Senior Lender is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of Borrower, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Senior Indebtedness shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Maturity Date shall be deemed not to have occurred. Lender agrees it shall not be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Note, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Note.

(f) Asset Dispositions in an Insolvency Proceeding. Lender shall not, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any assets of Borrower that is supported by the Lender will be deemed to have consented under the BIA or otherwise to any sale supported by the holders of the Senior Indebtedness.

(g) No Waivers of Rights of First Priority Secured Parties. Nothing contained herein shall prohibit or in any way limit the Senior Lenders from objecting in any Insolvency Proceeding or otherwise to any action taken by Lender, including the seeking by Lender of adequate protection or the assertion by Lender of any of its rights and remedies under this Note or otherwise.

4

(h) Plans of Reorganization. Lender shall not support or vote in favor of any plan of reorganization (and shall vote and shall be deemed to have voted to reject any plan of reorganization) unless such plan (i) pays off, in cash in full, all Senior Indebtedness or (ii) is accepted by the Senior Lenders. To the extent that Lender attempts to vote or votes in favor of any plan or reorganization in a manner inconsistent with this Section 5(h), Lender irrevocably agrees that the Senior Lenders may be, and may be deemed, an “authorized agent” of such party under the provisions of the BIA or the Companies’ Creditors Arrangement Act (Canada), respectively, that any Senior Lender is irrevocably appointed Lender’s attorney in fact, coupled with an interest, to vote on Lender’s behalf in such proceedings, and that such Senior Lender shall be authorized and entitled to submit a superseding ballot or vote, as the case may be, on behalf of Lender that is consistent herewith.

(i) Other Matters. To the extent that Lender has or acquires rights with respect to any amounts due to Lender under this Note, Lender agrees not to assert any of such rights without the prior written consent of the Senior Lenders; provided that if requested by the Senior Lenders, Lender shall timely exercise such rights in the manner requested by the Senior Lenders, including any rights to payments in respect of such rights.

6. Costs and Expenses. If Borrower fails to pay any amount due under this Note and Lender has to take any action to collect the amount due or to exercise its rights under this Note (including without limitation retaining attorneys for collection of this Note), or if any suit or proceeding is brought for the recovery of all or any part of or for protection of the indebtedness or to foreclose on this Note, then Borrower agrees to pay on demand all reasonable costs and expenses of any such action to collect, suit or proceeding, or any appeal of any such suit or proceeding, incurred by Lender, including without limitation the reasonable fees and disbursements of Lender’s attorney and their staff.

7. Waiver. Borrower waives presentment, demand, notice of dishonor and protest, and assents to any extension of time with respect to any payment due under this Note, to any substitution or release of collateral and to the addition or release of any party. No waiver of any payment or other right under this Note shall operate as a waiver of any other payment or right.

8. Illegality. If any provision in this Note shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality or enforceability of any defective provisions shall not be in any way affected or impaired in any other jurisdiction.

9. No Waiver. No delay or failure of the holders of this Note in the exercise of any right or remedy provided for hereunder shall be deemed a waiver of such right by the holders hereof, and no exercise of any right or remedy shall be deemed a waiver of any other right or remedy that the holder may have.

10. Notices. All notices shall be in writing. Notices shall become effective (a) upon personal delivery, including, but not limited to, delivery by overnight mail or courier service, or (b) in the case of notice by telecommunications device, when properly transmitted, in each case addressed as follows:

To Borrower:

Sundial Growers Inc.

Site 4 Box 17 RR1

Airdrie, Alberta T4B 2A3

Attention: Torsten Kuenzlen, CEO

Telephone: 403-948-5227

Email: tkuenzlen@sundialgrowers.com

5

To Lender:

2119694 Alberta Inc.

c/o Gowling WLG (Canada) LLP

1600, 421-7TH Avenue S.W.

Calgary, Alberta, T2P 4K9

Attention: Gregory Peterson

Telephone: 403-292-9812

Facsimile: 403-695-3522

Any party may, by written notice so delivered to the other party, change the address or individual to which delivery shall thereafter be made.

11. Assignment. Lender shall not transfer or assign, in whole or in part, this Note, without the prior written consent of the Borrower.

12. Governing Law. The performance and construction of this Note and the other Loan Documents shall be governed by the internal laws of the Province of Alberta. Borrower agrees that any suit, action or proceeding instituted against Borrower with respect to any of the obligations owing under the Senior Credit Agreements, the collateral, this Note or any of the other loan documents may be brought in any court of competent jurisdiction located in the Province of Alberta. Borrower hereby irrevocably accepts and submits to the jurisdiction of the aforesaid courts in any such suit, action or proceeding.

[SIGNATURE PAGE TO FOLLOW]

6

IN WITNESS WHEREOF the undersigned has caused this Note to be signed in its corporate name by its duly authorized officer as of the date first written above.

BORROWER:

SUNDIAL GROWERS INC.

By:
Name:
Title:

AGREED TO AND ACKNOWLEDGED:

2119694 ALBERTA INC., as Lender

By:
Name:
Title:

Signature Page to Second Tranche Subordinated Promissory Note – Cdn.$6,931,426.50

Sundial Growers Inc., as Borrower and

2119694 Alberta Inc., as Lender

EXHIBIT 2.3.4

Form of Guarantee Agreement

(see attached)

Subordinated Guarantee

made by

KAMCAN PRODUCTS INC.

– and –

2011296 ALBERTA INC.

– and –

SPROUT TECHNOLOGIES INC.

in favour of

2119694 ALBERTA INC.

as of

June ___, 2018

Subordinated Guarantee

This Subordinated Guarantee is made                             , 2018.

A.

The undersigned (collectively, the “Guarantors” and each a “Guarantor”) has agreed to provide 2119694 Alberta Inc. (the “Vendor”) with a guarantee of the Obligations (as hereinafter defined) of Sundial Growers Inc. (the “Obligor”);

B.	Each Guarantor has agreed that if the guarantee is not enforceable, such Guarantor will indemnify the Vendor or be liable as primary obligor;

C.

In this instrument, unless something in the subject matter or context is inconsistent therewith, “Guarantee” means this joint and several subordinated instrument including its recitals as amended from time to time;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor agrees with the Vendor as follows:

ARTICLE 1 – SUBORDINATED GUARANTEE

1.01	Subordinated Guarantee

Each Guarantor hereby unconditionally and irrevocably guarantees, subject to Section 4.01 hereof, payment of all the matured debts and liabilities remaining unpaid by the Obligor to the Vendor pursuant to the share purchase agreement made as of June 1, 2018, as may be amended from time to time (the “SPA”), between the Obligor and the Vendor (collectively, the “Obligations”).

1.02	Indemnity

If any Obligation is not duly paid by the Obligor and is not recoverable under Section 1.01 for any reason whatsoever, each Guarantor will, as a separate and distinct obligation, indemnify and save harmless the Vendor from and against all losses resulting from the failure of such Obligor to pay such Obligation.

1.03	Primary Obligation

If any Obligation is not duly paid by any Obligor and is not recoverable under Section 1.01 or the Vendor is not indemnified under Section 1.02, in each case, for any reason whatsoever, such Obligation will, as a separate and distinct obligation, be paid by and be recoverable from each Guarantor as primary obligor on a joint and several basis.

1.04	Obligations Absolute

The liability of each Guarantor hereunder will be for the full amount of the Obligations without apportionment, limitation or restriction of any kind, will be continuing, absolute and unconditional and will not be affected by any law, regulation or other event, condition or circumstance or any other act, delay, abstention or omission to act of any kind by the Obligor, the Secured Party or any other person, that might constitute a legal or equitable defence to or a discharge, limitation or reduction of any Guarantor’s Obligations hereunder, other than as a result of the indefeasible payment or extinguishment in full of the Obligations, including:

(a)	the invalidity, illegality or lack of enforceability of the Obligations or any part thereof or of any agreement between the Obligor and the Vendor;

(b)	any impossibility, impracticability, frustration of purpose, illegality, force majeure or act of government;

(c)

the bankruptcy, winding-up, liquidation, dissolution, moratorium, readjustment of debt or insolvency of the Obligor or any other person, including any discharge or bar against collection of any of the Obligations, or the amalgamation of or any change in the existence, structure, name, status, function, control, constitution or ownership of the Obligor, any Guarantor, the Vendor or any other person;

(d)

any lack or limitation of power, incapacity or disability on the part of the Obligor or of the directors, partners or agents thereof or any other irregularity, defect or informality on the part of the Obligor in its obligations to the Vendor;

(e)	any limitation, postponement, prohibition, subordination or other restriction on the right of the Vendor to payment of the Obligations; or

(f)

any interest of the Vendor in any property whether as owner thereof or as holder of a security interest therein or thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment of any right or recourse to collateral, and each of the foregoing is hereby waived by each Guarantor to the fullest extent permitted under applicable law. The foregoing provisions apply and the foregoing waivers will be effective to the fullest extent permitted under applicable law even if the effect of any action or failure to take action by the Vendor is to destroy or diminish any Guarantor’s subrogation rights, any Guarantor’s right to proceed against the Obligor for reimbursement, any Guarantor’s right to recover contribution from any other person or any other right or remedy of any Guarantor.

ARTICLE 2 - DEALINGS WITH OBLIGOR AND OTHERS

2.01	No Release

The liability of each Guarantor hereunder will not be released, discharged, limited or in any way affected by anything done, suffered, permitted or omitted to be done by the Vendor in connection with any duties or liabilities of the Obligor to the Vendor or any security therefor including any loss of or in respect of any security received by the Vendor from the Obligor or others. Without limiting the generality of the foregoing and without releasing, discharging, limiting or otherwise affecting, in whole or in part, each Guarantor’s liability hereunder, the Vendor may, without obtaining the consent of or giving notice to any Guarantor:

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(a)	discontinue, reduce, increase or otherwise vary the credit of the Obligor in any manner whatsoever;

(b)

make any change in the time, manner or place of payment under, or in any other term of, any agreement between the Obligor and the Vendor or waive, in whole or in part and with or without conditions, the failure on the part of the Obligor to carry out any of its obligations under any such agreement;

(c)	grant time, renewals, extensions, indulgences, releases and discharges to the Obligor or any other person;

(d)	release or substitute, in whole or in part, any Guarantor of the Obligations or obtain a new guarantee of any of the Obligations from any other person;

(e)

subordinate, release, take or enforce, refrain from taking or enforcing or omit to take or enforce security or collateral from the Obligor or any other person or perfect, refrain from perfecting or omit to perfect security or collateral of the Obligor or any other person, whether occasioned by the fault of the Vendor or otherwise;

(f)

to the extent permitted under applicable law, give or refrain from giving to the Obligor, any Guarantor or any other person notice of any sale or other disposition of any property securing any of the Obligations or any other guarantee thereof, or any notice that may be given in connection with any sale or other disposition of any such property;

(g)	accept compromises from the Obligor or any other person;

(h)	marshal, refrain from marshalling or omit to marshal assets;

(i)

apply all money or other property at any time received from the Obligor or from its security upon such part of the Obligations as the Vendor may see fit or vary any such application in whole or in part from time to time as the Vendor may see fit; and

(j)

otherwise deal, delay or refrain from dealing or omit to deal with the Obligor, each Guarantor and all other persons and security as the Vendor may see fit and do, delay or refrain from doing or omit to do any other act or thing that under applicable law might otherwise have the effect, directly or indirectly, of releasing, discharging, limiting or otherwise affecting in whole or in part any Guarantor’s liability hereunder.

2.02	No Exhaustion of Remedies

The Vendor will not be bound or obligated to exhaust its recourse against the Obligor or other persons or any security or collateral it may hold or take any other action before being entitled to demand payment from any Guarantor hereunder.

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2.03	Prima Facie Evidence

Any account settled or stated in writing by or between the Vendor and the Obligor in respect of any Obligation will be prima facie evidence that the balance or amount thereof appearing due to the Vendor is so due.

2.04	No Set-off

In any claim by the Vendor against any Guarantor, no Guarantor may claim or assert any set-off, counterclaim, claim or other right that either such Guarantor or the Obligor may have against the Vendor or any other person.

2.05	Continuing Guarantee

The obligations of each Guarantor hereunder will constitute and be continuing obligations and will apply to and secure any ultimate balance due or remaining due to the Vendor and will not be considered as wholly or partially satisfied by the payment or liquidation at any time of any sum of money for the time being due or remaining unpaid to the Vendor. This Guarantee will continue to be effective even if at any time any payment of any of the Obligations is rendered unenforceable or is rescinded or must otherwise be returned by the Vendor upon the occurrence of any action or event including the insolvency, bankruptcy or reorganization of the Obligor or any Guarantor or otherwise, all as though such payment had not been made.

ARTICLE 3 - DEMAND

3.01	Demand

If any Obligation is not paid for any reason whatsoever when due and payable, the Vendor may treat all Obligations as due and payable and may demand forthwith from each Guarantor the total amount guaranteed hereunder whether or not such other Obligations are yet due and payable at the time of demand for payment hereunder. Each Guarantor, on a joint and several basis, will pay to or perform in favour of the Vendor the total amount (or the total performance) guaranteed hereunder forthwith after demand therefor is made to such Guarantor. In addition, each Guarantor will pay, on a joint and several basis, to the Vendor forthwith upon demand all costs and expenses incurred by the Vendor in collecting and enforcing the Obligations and in enforcing this Guarantee, including reasonable legal fees and disbursements on a full indemnity basis.

3.02	Stay of Acceleration

If acceleration of the time for payment of any amount payable by the Obligor in respect of the Obligations is stayed upon the insolvency, bankruptcy, arrangement or reorganization of the Obligor or any moratorium affecting the payment of the Obligations, all such amounts that would otherwise be subject to acceleration will nonetheless be payable by each Guarantor hereunder forthwith on the demand by the Vendor.

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3.03	Interest

Without duplication of interest accruing on the Obligations, each Guarantor will pay interest to the Vendor at the rate or rates provided in the SPA for such Obligations, or, in the event no such rate is provided for therein, on the unpaid portion of all amounts payable by such Guarantor under this Guarantee, including all costs and expenses incurred by the Vendor in collecting and enforcing the Obligations and in enforcing this Guarantee, such interest to accrue from and including the date of demand by the Vendor on such Guarantor to but excluding the date of payment thereof by such Guarantor.

ARTICLE 4 - SUBORDINATION

4.01	Subordination to Senior Indebtedness

(a)	Notwithstanding anything contained within this Guarantee, the terms of this Section 4.01 has paramountcy over the terms of every other section of this Guarantee.

(b)

The Vendor acknowledges and agrees that each Guarantor’s obligations under this Guarantee to make any payment with respect to the SPA are expressly postponed and subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of such Guarantor’s guarantee or other financial assistance given in connection with the indebtedness owed by the Obligor to its senior secured creditors, which include ATB Financial, Cannabis Wheaton Income Corp. and such other lenders or replacement lenders that the Obligor, and subsequently each Guarantor, may become liable to (the “Senior Indebtedness”), in accordance with the terms of such Senior Indebtedness whether now outstanding or hereinafter incurred. Upon any distribution of assets of a Guarantor upon any dissolution, winding-up, liquidation or reorganization of such Guarantor, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such Guarantor or otherwise,

(i)

the holders of all Senior Indebtedness shall be entitled to receive payment in full of any principal thereof, premium, if any, interest, redemption price, if any, or any other amount payable, and any interest thereon, due thereon before any other person is entitled to receive any payment pursuant to this Guarantee in respect of the principal, premium, interest, redemption price or any other amount payable of or in respect of the SPA, or interest on overdue amounts thereof;

(ii)

any payment or distribution of assets of a Guarantor of any kind or character, whether in cash, property or securities, to which the Vendor would be entitled except for the provisions of this Section 4.01 shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior

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Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness in respect thereof; and

(iii)

in the event that, notwithstanding the foregoing, any payment or distribution of assets of a Guarantor of any kind or character, whether in cash, property or securities, shall be received by the Vendor, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness in respect thereof.

(c)

No payment by a Guarantor on account of principal, premium, interest, redemption price or any other amount payable of or on the SPA shall be made unless full payment of amounts then due for principal, premium, if any, sinking funds and interest or any other amount payable on Senior Indebtedness has been made or duly provided for in money or money’s worth.

ARTICLE 5 - GENERAL

5.01	Waiver of Notices

Each Guarantor hereby waives promptness, diligence, presentment, demand of payment, notice of acceptance and any other notice with respect to this Guarantee and the Obligations guaranteed hereunder, except for the demand pursuant to Section 3.01.

5.02	Joint and Several Obligations

Each obligation of a Guarantor hereunder is both several and joint with each other Guarantor.

5.03	Binding Effect of the Guarantee

This Guarantee will be binding upon the successors of each Guarantor and will enure to the benefit of the Vendor and its successors and assigns.

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5.04	Financial Condition of Obligor

Each Guarantor is fully aware of the financial condition of the Obligor and acknowledges that it will receive a benefit from the Vendor entering into the SPA. So long as any Guarantor’s obligations hereunder remain undischarged, such Guarantor will assume sole responsibility for keeping itself informed of the financial condition of the Obligor and of all circumstances bearing upon the nature, scope and extent of the risk that such Guarantor assumes or incurs hereunder and the Vendor will not have a duty to advise any Guarantor of information known to the Vendor regarding such circumstances or risks.

5.05	Amendments and Waivers

No amendment to this Guarantee will be valid or binding unless set forth in writing and duly executed by each Guarantor and the Vendor. No waiver of any breach of any provision of this Guarantee will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

5.06	Severability

If any provision of this Guarantee is determined by any court of competent jurisdiction to be illegal or unenforceable, that provision will be severed from this Guarantee and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either the Vendor or the Guarantors.

5.07	Notices

Any demand, notice or other communication to be given under this Guarantee to any Guarantor or the Vendor shall be effective if given in accordance with the provisions of the SPA as to the giving of notice to each, and each Guarantor and the Vendor may change their respective address for notices in accordance with the said provisions.

5.08	Discharge

Unless all obligations of a Guarantor hereunder have been indefeasibly paid or performed, such Guarantor will not be discharged from any of its obligations hereunder except by a release or discharge signed in writing by the Vendor.

5.09	Remedies Cumulative

The rights and remedies of the Vendor hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by the Vendor of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which the Vendor may be entitled.

5.10	Governing Law

This Guarantee is governed by and will be construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

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5.11	Attornment

For the purpose of all legal proceedings this Guarantee will be deemed to have been performed in the Province of Alberta and the courts of the Province of Alberta will have jurisdiction to entertain any action arising under this Guarantee. Each Guarantor and the Vendor each hereby attorns to the jurisdiction of the courts of the Province of Alberta.

5.12	Headings

The division of this Guarantee into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Guarantee. The terms “hereof”, “hereunder” and similar expressions refer to this Guarantee and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Guarantee.

5.13	Extended Meanings

In this Guarantee words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and governmental authorities. The term “including” means “including without limiting the generality of the foregoing”.

5.14	Interest Calculations and Payments

Unless otherwise stated, wherever in this Guarantee reference is made to a rate of interest “per annum” or a similar expression is used, such interest will be calculated on the basis of a calendar year of 365 days or 366 days, as the case may be, and using the nominal rate method of calculation and not the effective rate method of calculation or on any other basis that gives effect to the principle of deemed reinvestment of interest. Interest will continue to accrue after maturity and default and/or judgment, if any, until payment thereof, and interest will accrue on overdue interest, if any.

5.15	Interest Act (Canada)

For the purposes of this Guarantee, whenever interest to be paid hereunder is to be calculated on the basis of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other number of days in such period, as the case may be.

5.16	Executed Copy

Each Guarantor acknowledges receipt of a fully executed copy of this Guarantee.

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[Signature page follows]

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IN WITNESS WHEREOF each Guarantor has signed, sealed and delivered this Guarantee.

GUARANTORS:	KAMCAN PRODUCTS INC.

Per:
Date of Execution		Name: c/s
Title:

Per:
Name:
Title:

2011296 ALBERTA INC.

Per:
Name: c/s
Title:

Per:
Name:
Title:

SPROUT TECHNOLOGIES INC.

Per:
Name: c/s
Title:

Per:
Name:
Title: